CAPITAL BANK
One Church Street, Suite 300 • Rockville, MD 20850
301.468.8848 • 301.762.1008 *Fax*
www.capitalbankmd.com

April 30, 2018

Karl F. Dicker
504 Kersten Street.
Gaithersburg, MD 20878

Dear Karl:

We are pleased to offer you the full-time position of EVP, Chief Operating Officer. Your annual salary will be $285,000.00, paid in semi-monthly increments of $11,875.00. As an exempt level employee, you will not be eligible for overtime pay. Your effective date of employment will be determined at a later date. Standard work hours will be Monday through Friday, 8:30 a.m. – 5:00 p.m. You will report directly to Ed Barry, CEO.

In addition, you will be eligible for the following:

Incentive Bonus

- You will be eligible to receive an incentive bonus each year, based on Bank and individual performance, as follows:
    - 2018: Minimum of $50,000.00 and maximum of $100,000.00.
    - 2019 and each full year beyond: Up to 60% of your annualized salary
    - Bonus' are payable on February 15 each year based on the previous year's results.

Restricted Stock

- Upon hire, you will be granted 3,000 shares of Capital Bancorp restricted stock, subject to following vesting schedule:
    - Year 1 – 0%
    - Year 2 – 25%
    - Year 3 – 50%
    - Year 4 – 75%
    - Year 5 – 100%

Stock Options

- Upon hire, you will be granted 3,000 stock options to purchase Capital Bancorp stock with a strike price of $49.50. Options shall vest as follows:
    - Year 1 – 25%
    - Year 2 – 50%
    - Year 3 – 75%
    - Year 4 – 100%
    - Year 5 – Options Expire at the end of Year 5 if Not Exercised
- You will be eligible to receive additional stock option grants, each year, at the discretion of the CEO & Board of Directors and based on the approved option pool.

Stock Purchase

- Upon hire, you will be able to purchase up to 5,000 shares of Capital Bancorp stock at the price of $49.50 per share.

Life Insurance

- Capital Bank will provide you with the normal and customary life insurance policy of 2 X Salary up to $250,000 of coverage.
- In addition the Bank will purchase an additional policy for you in the amount of $500,000 and will pay all annual premiums associated with this plan while you are employed with the Bank.

Salary Continuation

- Please see the attached additional agreement.

Essential Duties

- Please see the attached role description

As a full-time employee you will be eligible to participate in the following:

Benefits: You are eligible to participate in a variety of benefit plans including 401k, Life Insurance, Long-Term & Short-Term Disability, and Health/Dental Insurance. Details of the plans are attached to this letter and you will receive further information on your first day.

Paid Time Off: You will accrue 10.00 hours per pay period, which is the equivalent of 30 days for a full year.

Transportation: You are eligible to receive either $85.00 per month in Metro fare, or if you choose to drive to work, parking paid for by Capital Bank.

In compliance with the Immigration Reform and Control Act and as a condition of employment, you will be required to complete an Employment Eligibility Verification Form (Form I-9) and present documentation establishing your identity and employment eligibility within three days of employment.

While we hope your relationship with Capital Bank will be rewarding and long-term, your employment is "at-will." At-will employment means that you may resign from your employment at any time and that your employment may be discontinued by Capital Bank at any time.

This offer is contingent upon the receipt of a satisfactory credit and background investigation report.

Karl, we are extremely pleased by the opportunity to have you join Capital Bank! If you agree with the terms of this offer, please sign below and return to me at your earliest convenience.

Regards,

Eric M. Suss, SHRM-SCP, SPHR
EVP, Chief HR Officer
esuss@capitalbankmd.com

Acceptance:

Name ____________________ 5/6/2018
Date

CAPITAL BANK

One Church Street, Suite 300 • Rockville, MD 20850
301.468.8848 • 301.762.1008 *Fax*
www.capitalbankmd.com

SALARY CONTINUATION AGREEMENT

KARL DICKER

This agreement relates to the employment of Karl Dicker ("Dicker") by Capital Bank, N.A ("the Bank") and salary continuation in the event of Dickers' termination from the Bank.

A. If Dickers' employment is terminated voluntarily or for theft, willful violation of law, failure to perform his material duties, death, or disability (defined as he is unable to perform his duties for a period of twelve consecutive weeks or 90 cumulative business days in any 12-month period) that renders Dicker unable to perform his job, then, in any such case, Dickers' salary, bonus and fringe benefits will cease upon the termination of his employment.

B. If, following a change of control of the Bank, Dickers' employment is terminated or his scope of role is reduced or he is required to relocate or his compensation is reduced (and Dicker elects to resign rather than to accept such reduction in role scope or compensation), then the Bank will continue to pay Dickers' salary and fringe benefits (including disability and life insurance) for twelve (12) months, providing that such payments will be discontinued if Dicker is employed as an officer or consultant of another financial institution located in the Washington, D.C metropolitan area at any time during this twelve (12) month period. In this instance, any unvested restricted stock and/or stock options will automatically vest.

C. If For any reason other than those referred to in paragraphs A or B above, Dickers' employment is terminated, the Bank will continue to pay Dickers' salary and fringe benefits (including disability and life insurance) for a period of twelve (12) months following termination.

Karl Dicker [signature]
____

Karl Dicker

____

Edward F. Barry
Chief Executive Officer

5/6/2018
____

Date

____

Date

CAPITAL BANK

One Church Street, Suite 300 • Rockville, MD 20850
301.468.8848 • 301.762.1008 *Fax*
www.capitalbankmd.com

SALARY CONTINUATION AGREEMENT

KARL DICKER

This agreement relates to the employment of Karl Dicker ("Dicker") by Capital Bank, N.A ("the Bank") and salary continuation in the event of Dickers' termination from the Bank.

A. If Dickers' employment is terminated voluntarily or for theft, willful violation of law, failure to perform his material duties, death, or disability (defined as he is unable to perform his duties for a period of twelve consecutive weeks or 90 cumulative business days in any 12-month period) that renders Dicker unable to perform his job, then, in any such case, Dickers' salary, bonus and fringe benefits will cease upon the termination of his employment.

B. If, following a change of control of the Bank, Dickers' employment is terminated or his scope of role is reduced or he is required to relocate or his compensation is reduced (and Dicker elects to resign rather than to accept such reduction in role scope or compensation), then the Bank will continue to pay Dickers' salary and fringe benefits (including disability and life insurance) for twelve (12) months, providing that such payments will be discontinued if Dicker is employed as an officer or consultant of another financial institution located in the Washington, D.C metropolitan area at any time during this twelve (12) month period. In this instance, any unvested restricted stock and/or stock options will automatically vest.

C. If For any reason other than those referred to in paragraphs A or B above, Dickers' employment is terminated, the Bank will continue to pay Dickers' salary and fringe benefits (including disability and life insurance) for a period of twelve (12) months following termination.

[signature]	[signature]
Karl Dicker	Edward F. Barry Chief Executive Officer
5/6/2018	5/8/18
Date	Date